Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated February 27, 2025, with respect to the consolidated financial statements of Nelnet, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. Lincoln, Nebraska May 8, 2025 KPMG LLP Suite 300 1212 N. 96th Street Omaha, NE 68114-2274 Suite 1120 1248 O Street Lincoln, NE 68508-1493 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.